Exhibit 10.19

OFFICE SUBLEASE AGREEMENT

This Sublease Agreement is dated June 23, 2009 between InnerWorkings, Inc. and The Point. Effective August 15, 2009, the Point will sublease the following space from InnerWorkings:

Address:	600 West Chicago Avenue, Suite 850
Chicago, Illinois 60654

Location of leased office space

The office space in the North most pod of InnerWorkings’ current leased space on the 8th floor of the building (the entire office bay adjacent to the lunchroom including the executive offices and glass conference room along the east wall in the bay).

This sublease will commence on August 15, 2009 and continue through the term of InnerWorkings’ lease with EPORT 600 PROPERTY OWNER, LLC, provided that either party may terminate the lease by providing the other party with six months advance written notice of its intention to terminate the lease.

The Point will pay InnerWorkings $18,000 per month, due and payable in advance on the first of every month. Taxes and utilities are included in the $18,000 monthly rental payment.

Both parties will have access and use of the lunchroom. In addition, InnerWorkings shall retain the right upon 30 days advance written notice to recapture up to 20 cubicles in the subleased space. Each cubicle recaptured by InnerWorkings will result in a rent reduction of $250 per month per cubicle.

Agreed:

/s/ Joe Busky	/s/ Andrew Mason
InnerWorkings Inc.	The Point
Joe Busky, CEO,	Name: Andrew Mason
Date:	Date: 6/24/09